UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

November 21, 2019

Date of Report (Date of earliest event reported)

CALLAWAY GOLF COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	1-10962	95-3797580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2180 RUTHERFORD ROAD, CARLSBAD, CALIFORNIA	92008-7328
(Address of principal executive offices)	(Zip Code)

(760) 931-1771

Registrant’s telephone number, including area code

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	ELY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 21, 2019, Callaway Golf Company (the “Company”) announced the appointment of Scott H. Baxter to the Company’s board of directors, with an initial term expiring at the 2020 annual meeting of the Company’s stockholders. The board of directors of the Company has determined that Mr. Baxter is independent under applicable standards.

Mr. Baxter, age 55, is currently the President and Chief Executive Officer and a member of the Board of Directors of Kontoor Brands, Inc., a global lifestyle apparel company. He was named Chief Executive Officer in August 2018 when VF Corporation announced its intention to separate its Jeanswear organization into an independent, publicly traded company. Mr. Baxter has more than 30 years of business experience, including significant experience in the apparel industry. Prior to becoming the CEO of Kontoor Brands, he was Group President, Americas West, for VF Corporation and was responsible for overseeing brands such as The North Face® and Vans®. In 2008, Mr. Baxter was named Coalition President for the Imagewear coalition, which comprised the Image and Licensed Sports Group divisions. Prior to joining VF, he served in other leadership roles, including at The Home Depot Company, Nestle and PepsiCo. Mr. Baxter holds a B.A. in History from the University of Toledo and an MBA from Northwestern University’s Kellogg Graduate School of Management.

Mr. Baxter received an initial award of restricted stock units with a market value of $50,000, effective on the date of his appointment to the board of directors. The award is scheduled to vest on the earlier of the first anniversary of the grant date or the date of the next annual meeting of the Company’s stockholders if he does not stand for re-election, provided he is serving on the board on such vesting date. Mr. Baxter will also receive annual cash compensation in accordance with the Company’s standard compensation program for non-employee directors. In addition, Mr. Baxter entered into the Company’s standard form of indemnification agreement for non-employee directors, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

There are no other arrangements or understandings between Mr. Baxter and any other person pursuant to which he was selected to serve on the board of directors. Mr. Baxter has no family relationship (within the meaning of Item 401(d) of Regulation S-K) with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. There are no transactions in which the Company is or was a participant and in which Mr. Baxter or any of his immediate family members (within the meaning of Item 404 of Regulation S-K) had or will have a direct or indirect material interest subject to disclosure under Item 404(a) of Regulation S-K.

Item 8.01	Other Events.

On November 21, 2019, the Company issued a press release captioned “Scott H. Baxter Named to Board of Directors of Callaway Golf Company.” A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit 10.1	Indemnification Agreement, dated November 21, 2019, between the Company and Scott H. Baxter

Exhibit 99.1	Press release, dated November 21, 2019, captioned “Scott H. Baxter Named to Board of Directors of Callaway Golf Company”

Exhibit 104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALLAWAY GOLF COMPANY

Date: November 22, 2019	By:	/s/ Sarah Kim
	Name:	Sarah Kim
	Title:	Vice President, General Counsel and Corporate Secretary